                        CONTACT: Daniel T. Phillips, President & CEO Eric C. Green, Chief Financial Officer RAC Financial Group, Inc.
                                  (214) 630-6006

FOR IMMEDIATE RELEASE

                                  Michele Katz, Jeffrey Luth, Jason Langer
                          Press:  Brian Maddox/Erika Brown
                                  Morgen-Walke Associates
                                  (212) 850-5600


                   RAC FINANCIAL ANNOUNCES OFFERING OF CONVERTIBLE
                                  SUBORDINATED NOTES

DALLAS, TX, August 5, 1996 -- RAC Financial Group, Inc. (Nasdaq: RACF) today announced that it is proposing to make a private offering of $100 million aggregate principal amount of convertible subordinated notes due 2003 to certain qualified institutional buyers, plus up to an additional $15 million of notes to cover over-allotments. The notes will be convertible into Common stock at a fixed conversion price per share to be determined, subject to adjustment in certain circumstances. The notes will be redeemable by the Company at declining redemption prices.

    The purpose of the offering is to refinance outstanding indebtedness and to finance the Company's expansion plans. Offers will be made only by means of a confidential offering memorandum.

    The convertible subordinated notes to be offered by the Company in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an applicable exemption from the registration requirements.

    RAC Financial Group, Inc., doing business as FIRSTPLUS FINANCIAL, Inc. is a specialized consumer finance company that originates, purchases, services and sells consumer finance receivables, primarily home improvement loans secured by liens on the improved property. The Company is headquartered in Dallas, with regional offices in California, Colorado, Florida, Georgia, Illinois, New Jersey, North Carolina, South Carolina, Texas and Washington.


                                        # # #